Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 1, 2026, is entered into by and among PLANT ENGINEERING SERVICES, INC., an Indiana corporation (“Seller”), MARK BOHLER, an individual residing in the State of Florida (the “Shareholder” and collectively with the Seller, the “Seller Parties”), and AIS ENGINEERING INCORPORATED, an Indiana corporation (“Buyer”, and collectively with the Seller Parties, the “Parties”, and each a “Party”).

RECITALS

WHEREAS, Seller is engaged in the operation of repairing, upgrading and relocating large industrial equipment, including hydraulic and machine presses (the “Business”) located at 3205 Cannongate Drive, Fort Wayne, IN 46808 (the “Leased Real Property”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Shareholder desires to cause Seller to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, as a material inducement to Buyer executing this Agreement and agreeing to consummate the transactions contemplated hereby, it is contemplated that Buyer will acquire from Shareholder, the owner of certain real property used in the Business, and Shareholder will sell to Buyer such real property, and entering into an agreement for such sale will be a condition to Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Payable” means with respect to a Person: (a) all trade accounts payable to vendors of such Person for goods received by or services rendered for such Person in the ordinary course of business of such Person before the Closing Date; and (b) all other accounts payable of such Person incurred in the ordinary course of business before the Closing Date. For the avoidance of doubt, Accounts Payable shall not include Deferred Revenue.

“Accounts Receivable” means with respect to a Person: (a) all trade accounts receivable and other rights to payment of such Person from customers and the full benefit of all security for all such trade accounts receivable or rights to payment, including, without limitation, all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers by such Person; (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes receivable; and (c) any claim, remedy, or other right of such Person related to any of the foregoing. For the avoidance of doubt, Accounts Receivable shall not include Accrued Revenue.

“Accrued Revenue” means an asset of the Seller for accrued revenue, including, without limitation where a performance obligation of the Seller for products sold or services rendered has been satisfied, but for which the Seller has not issued an invoice to the customer or counterparty, and excluding for the avoidance of doubt, any Accounts Receivable (which includes where an invoice has been generated and sent to the customer).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Bill of Sale, the Assignment Agreement, the Employment Agreements, the Lease Assignment, and the other agreements, instruments and documents required to be delivered at the Closing.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Date Indebtedness” means the amount equal to the aggregate Indebtedness, calculated as of 11:59 p.m. Eastern Time on the Closing Date.

“Closing Working Capital Balance” means the total value of the Seller’s Current Assets on the Closing Date less the total value of the Seller’s Current Liabilities on the Closing Date. Exhibit B represents an illustrative calculation of Closing Working Capital Balance.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“Current Assets” means the aggregate amount of all of Seller’s: (a) Accounts Receivable actually collected within ninety (90) days of the Closing Date; (b) Inventory, and (c) prepaid expenses. For the avoidance of doubt, “Current Assets” shall exclude all Accrued Revenue. Exhibit B represents an illustrative calculation of the components included in Current Assets.

“Current Liabilities” means the aggregate amount of all of Seller’s: (a) Accounts Payable; and (b) any other similar liabilities arising prior to Closing in the ordinary course of business. Exhibit B represents an illustrative calculation of the components included in Current Liabilities. For the avoidance of doubt, “Current Liabilities” shall exclude the liabilities included in the Employee Benefit Credit, Indebtedness, Transaction Fees and Expenses, and Deferred Revenue.

“Deferred Revenue” means a Liability of Seller for deferred or unearned revenue, including, without limitation, any payment or deposit made by a customer in connection with a Project, prior to completion of such Project.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Parties concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Employee Benefit Credit” means the portion of the Pre-Closing Employee Obligations attributable to accrued and unused vacation, paid time off, or other similar amounts that are accrued through the Closing Date, and calculated as a dollar amount based on each respective employee’s annual or hourly compensation, as applicable, and their corresponding days of accrued and unused vacation, paid time off, or other similar amounts through the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Indebtedness” means, as of any time, without duplication of amounts, all Liabilities of the Seller: (a) for borrowed money, (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, vehicle loan, conditional sale, consignment or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), contingent or otherwise, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) for the deferred purchase price of property, stock, assets or services with respect to which the Seller is liable, contingently or otherwise, as obligor or otherwise, (f) secured by an Encumbrance on the assets of such Person, (g) with respect to the net liability (after taking into account any positive value on a mark-to-market basis) of any interest rate swaps, currency swaps, forward Contracts, collars, caps and similar hedging obligations (valued at the termination value thereof) or with respect to any factoring programs, (h) with respect to any deferred compensation plans, pension plans, retiree medical and dental plans, termination indemnities, seniority premiums, profit sharing plans, non-qualified retirement plans and early retirement plans, (i) for any indebtedness or obligation of payment of any kind owed to an officer, director, employee or shareholder of the Seller or any of its Affiliates, (j) for any other Person’s Liability or Indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (k) all obligations and Liabilities (including the employer portion of any payroll or similar Taxes) with respect to employees and other service providers of the Seller for (A) accrued but unused vacation and paid time off, (B) accrued 401(k) and other benefit plan contributions for any service period during which the Closing occurs, and (C) accrued and unpaid performance bonus amounts for any performance period during which the Closing occurs (measured based on the greater of target level or the actual amount accrued in accordance with Seller’s QuickBooks® system and practices), (l) for declared and unpaid dividends and other distributions, (m) for accrued and unpaid interest on or in connection with any of the foregoing, and/or (n) for any premiums, commitment or other fees, reimbursements, indemnities, prepayment or termination penalties, fees, expenses or breakage costs due accrued or owing with respect to any of the foregoing. For the avoidance of doubt, “Indebtedness” shall include the outstanding SBA loan balance in the amount of $160,164.00 with Horizon Bank (account ending x5509), which shall not be included in the working capital or any adjustment thereto.

“Independent Accountants” means a reputable independent accounting firm located in the State of Indiana that is mutually agreed upon by Buyer and Seller and is not then serving as auditor or accountant for any Party to this Agreement or any of their respective Affiliates.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) Actions with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Shareholder or of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” means that certain Lease Agreement dated July 20, 2006, between the Seller and HIP Holdings, LLC (“Landlord”), as amended by that certain First Amendment to Lease, dated December 19, 2023, whereby the Landlord is leasing to the Seller the real property and improvements located at the Leased Real Property.

“Liabilities” means any debt, liabilities, obligations or commitments of any kind, character or nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including any liability for Taxes.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons that is used or held for use in the conduct of the Business as currently conducted (including, without limitation, implied licenses granting rights or interests to use any copyrighted materials, designs, sketches, and other Intellectual Property developed by the Seller for other Persons).

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“Losses” means losses, assessments, damages, liabilities, deficiencies, Actions, judgments, interest, awards or settlements, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03; (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Payment Instructions” means the written instructions delivered by the Seller Parties on or prior to the Closing directing the manner of payment for all payments to be made to Seller under this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Project” means, with respect to any Contract of the Seller, the underlying project or job for which there are uncompleted services to be performed thereunder.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, alternative or add-in minimum, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any Person.

“Territory” means the United States, or any states, commonwealth, or subdivision thereof.

“Transaction Fees and Expenses” means, without duplication, all fees, costs and expenses incurred by or on behalf of the Seller on or prior to the Closing (whether or not invoiced) in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement in each case solely to the extent required to be paid or reimbursed by the Seller, including: (a) unpaid fees and expenses of attorneys, accountants, investment bankers, brokers, and other advisors of the Seller Parties and the Seller relating to transactions contemplated by this Agreement; and (b) all unpaid Transfer Taxes, as defined in Section 6.10, filing fees and other expenses for which the Seller or any Seller Party are responsible under this Agreement.

“Working Capital Target Amount” means Six Hundred Fourteen Thousand and 00/100 Dollars ($614,000.00).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall, and Shareholder shall cause Seller to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all inventory, finished goods, raw materials, work in progress (“WIP”), packaging, supplies, parts and other inventories (“Inventory”);

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(b) all Contracts set forth on Schedule 2.01(b) (the “Assigned Contracts”);

(c) all Intellectual Property Assets;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, including, without limitation, those set forth on Schedule 2.01(d) (the “Tangible Personal Property”);

(e) all Accounts Receivable or notes receivable held by Seller as of the Closing Date, and any security, claim, remedy or other right related to any of the foregoing;

(f) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, or the Purchased Assets, whether arising by way of counterclaim or otherwise;

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, drawings (soft or hard), memoranda, manuals, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (“Books and Records”);

(i) all security deposits, prepaid rent, and any other prepaid or deferred amounts (including utilities, taxes, and similar charges), deposits, credits, refunds, and reimbursement rights arising under or in connection with the Lease Agreement or any other Assigned Contract; and

(j) all goodwill and the going concern value of the Business.

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Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) Contracts that are not Assigned Contracts;

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d) all Benefit Plans and assets attributable thereto;

(e) the rights which accrue or will accrue to Seller Parties under this Agreement and the Ancillary Documents; and

(f) all assets listed on Schedule 2.02.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge the following Liabilities of the Seller, and no other Liabilities:

(a) All Accounts Payable that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(b) Any claim made as a result of a warranty on a completed contract that arose after the Closing Date, disputes concerning scope of work that arose after the Closing Date, and pending quotations for products and services not yet confirmed by agreement after the Closing Date; and

(c) The Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing (collectively, 2.03(a)-(c), the “Assumed Liabilities”).

Section 2.04 Purchase Price. The aggregate consideration for the purchase of the Purchased Assets shall be equal to: (a) Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), minus, (b) the Employee Benefit Credit, plus, (c) the amount by which the Final Working Capital Balance is greater than the Working Capital Target Amount, if any, minus (d) the amount by which the Working Capital Target Amount is greater than the Final Working Capital Balance, if any, plus (e) the Earnout Consideration, to the extent earned in the manner set forth in Section 2.07, plus (f) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

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Section 2.05 Payment of the Closing Cash Amount.

(a) On the Closing Date, the Seller will deliver to the Buyer a certificate (the “Closing Statement”), signed by an authorized officer of the Seller, which sets forth in reasonable detail:

(i) the Closing Date Indebtedness together with customary payoff letters in respect of each holder of Indebtedness of the Seller, in form and substance reasonably satisfactory to Buyer, with respect to the payment of the payoff amounts therein specified (“Payoff Letters”), which Payoff Letters shall, for the avoidance of doubt, include (A) the automatic release of all of the guarantees by, and all of the liens and securities interests on any assets of, the Seller relating thereto upon payment on full of such Indebtedness and (B) an authorization for the Seller, Buyer or their designees to file all releases and termination statements, as applicable;

(ii) the Transaction Fees and Expenses, together with invoices and wire transfer instructions from each payee of any portion of the Transaction Fees and Expenses in form and substance satisfactory to Buyer; and

(iii) a report as of the Closing Date, setting forth the Employee Benefit Credit through such date, together with substantiating documentation relating thereto.

(b) At the Closing, Buyer, and the Seller Parties as applicable, shall make or cause to be made the following payments and deliverables:

(i) to the Persons or bank accounts specified in the Payoff Letters delivered pursuant to Section 2.05(a)(i) an amount equal to that portion of the Indebtedness owing to the applicable lender parties in accordance with the applicable Payoff Letter, paid by wire transfer of immediately available funds;

(ii) to the payees of the Transaction Fees and Expenses in accordance with the invoices and wire transfer instructions delivered by the Seller to Buyer pursuant to Section 2.05(a)(ii), paid by wire transfer of immediately available fund; and

(iii) to the Seller Parties in accordance with the Payment Instructions in an amount (“Cash Closing Payment”) equal to:

(A) Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), plus

(B) the Estimated Positive Working Capital Adjustment Amount, minus

(C) the Estimated Negative Working Capital Adjustment Amount, minus

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(D) the Employee Benefit Credit, minus

(E) the amounts paid pursuant to Section 2.05(b)(i)-(ii).

(c) All payments hereunder to the Seller (including the payments at Closing pursuant to Section 2.05(b)(iii)) will be made in accordance with the Payment Instructions. Notwithstanding anything to the contrary herein, Buyer shall not have any liability to any Person, including the Seller Parties, to the extent payments are made in accordance with the Payment Instructions.

Section 2.06 Working Capital Adjustment.

(a) The purpose of this Section 2.06 is to ensure that the Buyer has sufficient working capital to operate the Seller and its Business after Closing.

(b) At the Closing, Seller and Shareholder shall, within three (3) days prior to Closing, deliver to Buyer (i) an estimated balance sheet of the Seller, and (ii) a certified statement (“Working Capital Statement”), in the form attached hereto as Exhibit A setting forth Seller Parties’ calculation (estimated) (the “Preliminary Closing Working Capital Balance Calculation”) of the Closing Working Capital Balance (such amount, the “Preliminary Closing Working Capital Balance”), which calculation shall be prepared in accordance with Seller’s historical accounting principals, policies, practices, procedures, classifications, judgments and estimation methodologies, including calculation of fixed asset depreciation, consistently applied, and the definitions of Closing Working Capital Balance (and the illustrative example set forth in Exhibit B) and include reasonable backup information.

(c) If Seller Parties’ calculation of the Preliminary Closing Working Capital Balance is greater than the Working Capital Target Amount, then the Cash Closing Payment shall be increased on a dollar-for-dollar basis by the amount by which Seller Parties’ calculation of the Preliminary Closing Working Capital Balance is greater than the Working Capital Target Amount (“Estimated Positive Working Capital Adjustment Amount”), and the Estimated Negative Working Capital Adjustment Amount shall be Zero and 00/100 Dollars ($0.00). If Seller Parties’ calculation of the Preliminary Closing Working Capital Balance is less than the Working Capital Target Amount, then the Cash Closing Payment shall be decreased on a dollar-for-dollar basis by the amount by which Seller Parties’ calculation of the Preliminary Closing Working Capital Balance is less than the Working Capital Target Amount (“Estimated Negative Working Capital Adjustment Amount”), and the Estimated Positive Working Capital Adjustment Amount shall be Zero and 00/100 Dollars ($0.00). The Preliminary Closing Working Capital Balance Calculation shall set forth the manner of its calculation and the components of its calculation with reasonable cross-references to the Seller Parties’ estimated balance sheet of the Seller.

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(d) Within ninety (90) days after the Closing Date, Buyer shall, at its option, prepare and deliver to Seller Parties a reasonably detailed report, prepared in accordance with Seller’s historical accounting principals, policies, practices, procedures, classifications, judgments and estimation methodologies, including calculation of fixed asset depreciation, consistently applied, and the definition of Closing Working Capital Balance (the “Adjustment Report”), setting forth: (A) an unaudited balance sheet of the Seller as of the Closing Date (the “Final Closing Balance Sheet”); (B) a calculation of the Closing Working Capital Balance as reflected in the Final Closing Balance Sheet including reasonable supporting detail and documentation; and (C) Buyer’s calculation of the Working Capital Adjustment Amount (as defined below). The Buyer may exercise its option to deliver an Adjustment Report with respect to the Closing Working Capital Balance and calculation of the Working Capital Adjustment Amount. In the event the Buyer does not exercise its option under this Section 2.06(d) to deliver an Adjustment Report, then the Estimated Positive Working Capital Adjustment Amount or the Estimated Negative Working Capital Adjustment Amount, as applicable, shall be final and binding, and be deemed to be the final Positive Working Capital Adjustment Amount or the Negative Working Capital Adjustment Amount for purposes of this Agreement.

(e) Based on the Adjustment Report, Buyer shall calculate the amount, if any, by which the Closing Working Capital Balance as set forth in the Final Closing Balance Sheet (such amount, the “Final Working Capital Balance”) exceeds or is less than the Preliminary Closing Working Capital Balance.

(f) In the event that the Preliminary Closing Working Capital Balance is less than the Final Working Capital Balance, the Preliminary Closing Working Capital Balance shall be subtracted from the Final Working Capital Balance (the resulting amount, the “Positive Working Capital Adjustment Amount”), as finally determined under this Section 2.06, and Buyer shall pay such amount to Seller within ten (10) Business Days following the final determination of the same consistent with the terms of this Section 2.06. In the event that the Preliminary Closing Working Capital Balance is greater than the Final Working Capital Balance, the Final Working Capital Balance shall be subtracted from the Preliminary Closing Working Capital Balance (the resulting amount, the “Negative Working Capital Adjustment Amount”) Seller and Shareholder shall, jointly and severally, pay such amount to Buyer within ten (10) Business Days following the final determination of the same consistent with the terms of this Section 2.06. Appropriate adjustments to the Purchase Price shall be made after the adjustments and payments required by this Section 2.06(f) are made. After Closing, Seller Parties shall have reasonable access to, or shall be provided copies of, any and all financial books and records relating to calculation of the Final Working Capital Balance and the preparation of the Adjustment Report.

(g) The Seller Parties may object to any calculations contained in the Adjustment Report by providing written notice to the Buyer. If, within thirty (30) days of Buyer’s delivery of the Adjustment Report set forth above, Seller Parties have not given Buyer written notice of his objection to any calculations contained in the Adjustment Report, including: (i) the Final Working Capital Balance, (ii) the Positive Working Capital Adjustment Amount or the Negative Working Capital Adjustment Amount, as applicable (the “Working Capital Adjustment Amount”) then the Final Working Capital Balance proposed by the Buyer shall be binding and conclusive, as will be any adjustment to the Purchase Price caused thereby.

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(h) If Seller Parties timely give Buyer notice of objection pursuant to Section 2.06(g) of the calculations set forth in the Adjustment Report, Buyer and Seller Parties shall thereafter attempt in good faith to resolve any dispute regarding the Adjustment Report, the calculation of the Closing Working Capital Balance and the Working Capital Adjustment Amount (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller Parties in writing, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyer and Seller Parties are unable to resolve any disagreement with respect to such disputed matters within thirty (30) days following Buyer’s receipt of the Seller Parties’ notice of objection, or such longer period as may be mutually agreed to in writing by Buyer and Seller Parties, then Seller Parties and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution. The Independent Accountants shall make its determination of any matters in dispute (i) based solely on the information submitted by the parties to the dispute, as well as the terms and conditions of this Agreement, and not by an independent review, and (ii) by applying the principles, policies, and practices referred to in this Section 2.06. If issues are submitted to the Independent Accountants for resolution: (i) Seller Parties and Buyer shall furnish or cause to be furnished to the Independent Accountants (with copies thereof provided to other Parties to the dispute) such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller Parties and Buyer within ninety (90) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties, absent manifest error, and shall be used in the calculation of the Closing Working Capital Balance as of the Closing Date, and the Working Capital Adjustment Amount; and (iii) payment shall be made as required by Section 2.06(c), in an amount equal to the Working Capital Adjustment Amount, within five (5) Business Days of receipt by the Parties of the Independent Accountants’ determination.

(i) If any issue is submitted to the Independent Accountants for resolution pursuant to Section 2.06(h), then the Buyer, on the one hand, and the Seller Parties, jointly and severally, on the other hand, shall each be responsible for fifty percent (50%) of the fees and expenses of the Independent Accountants.

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Section 2.07 Earnout.

(a) Defined Terms. As used in this Section 2.07, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean: (A) the Shareholder’s failure to materially perform the Shareholder’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) the Shareholder’s failure to materially comply with any valid and legal directive of the Buyer; (C) the Shareholder’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Buyer or its Affiliates; (D) the Shareholder’s embezzlement, misappropriation, or fraud, whether or not related to the Shareholder’s employment with the Buyer; (E) the Shareholder’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (F) the Shareholder’s material violation of the Buyer’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (G) the Shareholder’s material breach of any obligation under the Shareholder Employment Agreement or any other written agreement between the Shareholder and the Buyer.

(ii) “Earnout Period” means the period commencing on the Closing Date and ending on the Third Measuring Date.

(iii) “First Measuring Date” means the first anniversary of the Closing Date, or, if the Closing Date is not the first or last date of a calendar month, the first anniversary of the first day of the next month following the Closing.

(iv) “Good Reason” shall mean the occurrence of any of the following during the employment of the Shareholder with the Buyer, in each case without the Shareholder’s written consent: (A) a material reduction in the Shareholder’s base salary, other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions; (B) a relocation of the Shareholder’s principal place of employment by more than fifty (50) miles; (C) any material breach by the Buyer of any material provision of the Shareholder Employment Agreement or any material provision of any other agreement between the Shareholder and the Buyer; (D) a material, adverse change in the Shareholder’s title, authority, duties, or responsibilities (other than temporarily while the Shareholder is physically or mentally incapacitated or as required by applicable Law).

(v) “Gross Profit” means, for any period of determination, the Buyer’s Total Revenue minus Buyer’s Outside Services Costs, in each case in accordance with the Seller’s QuickBooks® accounting system using the same account classifications, methodologies, and accounting practices in effect immediately prior to the Closing Date, applied on a consistent basis throughout the Earnout Period. For the avoidance of doubt, Gross Profit shall be calculated without conformance to GAAP and without any allocation of internal labor, payroll, overhead, depreciation, or other operating expense to cost of goods sold, and this definition shall remain fixed as of the Closing Date notwithstanding any subsequent change to the Seller’s accounting systems, account classifications, or reporting basis following the Closing.

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(vi) “Outside Services Costs” means the cost of subcontracted services and purchased parts and materials, as historically recorded in the Seller’s “Outside Services” cost-of-goods-sold account.

(vii) “Second Measuring Date” means the second anniversary of the Closing Date, or, if the Closing Date is not the first or last date of a calendar month, the second anniversary of the first day of the next month following the Closing.

(viii) “Third Measuring Date” means the third anniversary of the Closing Date, or, if the Closing Date is not the first or last date of a calendar month, the third anniversary of the first day of the next month following the Closing.

(ix) “Total Revenue” means, for any period of determination, the Buyer’s total operating revenue, consisting of consulting income and product sales income, and shall exclude interest income, gains from the sale of assets, and any other non-operating income.

(x) “Year 1 Gross Profit” means the actual Gross Profit for the trailing twelve (12) month period immediately preceding the First Measuring Date.

(xi) “Year 2 Gross Profit” means the actual Gross Profit for the trailing twelve (12) month period immediately preceding the Second Measuring Date.

(xii) “Year 3 Gross Profit” means the actual Gross Profit for the trailing twelve (12) month period immediately preceding the Third Measuring Date.

(b) Calculation of Earnout Consideration.

(i) On or prior to the date that is forty-five (45) days after each of the First Measuring Date, the Second Measuring Date, and the Third Measuring Date, as applicable, Buyer shall deliver to Seller Parties a statement (each an “Earnout Statement”) containing its calculation of: (A) the Year 1 Gross Profit, Year 2 Gross Profit, and Year 3 Gross Profit, respectively, and (B) the Buyer’s financial statements for the applicable period, including supporting documents and records, that are the basis for the calculations.

(ii) If, within thirty (30) days of Buyer’s delivery of the Earnout Statement set forth above, Seller Parties have not given Buyer written notice of its objection to any calculations contained in the Earnout Statement, then the Earnout Statement shall be binding and conclusive.

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(iii) If Seller Parties give Buyer timely notice of objection pursuant to Section 2.07(c)(ii) of the calculations set forth in the Earnout Statement, Buyer, on the one hand, and Seller Parties, on the other hand, shall thereafter attempt in good faith to resolve any dispute regarding the Earnout Statement. If Buyer and Seller Parties are unable to resolve any disagreement with respect to such disputed matters within thirty (30) days following Buyer’s receipt of the notice of objection, or such longer period as may be mutually agreed to in writing by Buyer and Seller Parties, then Seller Parties and Buyer shall submit the issues remaining in dispute to Independent Accountants for resolution. The Independent Accountants shall make its determination of any matters in dispute (i) based solely on the information submitted by the parties to the dispute, as well as the terms and conditions of this Agreement, and not by an independent review, and (ii) by applying the principles, policies, and practices referred to in this Section 2.07. If issues are submitted to the Independent Accountants for resolution: (i) Seller Parties and Buyer shall furnish or cause to be furnished to the Independent Accountants (with copies thereof provided to other Parties to the dispute) such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller Parties and Buyer within ninety (90) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties, absent manifest error, and shall be used in the calculation of the Earnout Consideration, as applicable.

(iv) If any issue is submitted to the Independent Accountants for resolution pursuant to Section 2.07(b)(iii), then the Buyer, on the one hand, and the Seller and Shareholder, jointly and severally, on the other hand, shall each be responsible for fifty percent (50%) of the fees and expenses of the Independent Accountants.

(c) First Earnout Consideration.

(i) Subject to the terms and conditions set forth in this Section 2.07, if Year 1 Gross Profit of the Buyer is equal to or greater than Three Million and 00/100 Dollars ($3,000,000.00), then Seller shall earn earnout consideration (“First Earnout Consideration”) equal to the following amounts based on the amount of Year 1 Gross Profit of the Buyer, as listed below:

(A) If Year 1 Gross Profit is less than $2,550,000.00, the First Earnout Consideration shall be Zero and 00/100 Dollars ($0.00);

(B) If Year 1 Gross Profit is greater than or equal to $2,550,000.00 and less than or equal to $2,700,000.00, the First Earnout Consideration shall be One Hundred Sixty-Six Thousand Six Hundred Seven and 00/100 Dollars ($166,667.00);

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(C) If Year 1 Gross Profit is greater than $2,700,000.00 and less than or equal to $3,000,000.00, the First Earnout Consideration shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00);

(D) If Year 1 Gross Profit is greater than $3,000,000.00 and less than or equal to $3,150,000.00, the First Earnout Consideration shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33);

(E) If Year 1 Gross Profit is greater than $3,150,000.00 and less than or equal to $3,300,000.00, the First Earnout Consideration shall be Four Hundred Sixteen Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($416,667.00);

(F) If Year 1 Gross Profit is greater than $3,300,000.00 and less than or equal to $3,450,000.00, the First Earnout Consideration shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); or

(G) If Year 1 Gross Profit is greater than $3,450,000.00, the First Earnout Consideration shall be Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00).

(ii) Notwithstanding anything to the contrary herein, in no event shall the First Earnout Consideration exceed Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00). Further notwithstanding anything to the contrary herein, no portion of the First Earnout Consideration shall be earned if the Year 1 Gross Profit of the Buyer is less than Two Million Five Hundred Fifty Thousand and 00/100 Dollars ($2,550,000.00).

(d) Payment of First Earnout Consideration. If any portion of the First Earnout Consideration is earned under this Agreement, then the Buyer shall make payment to the Seller of such amount in the form of a cash payment within sixty (60) days of the date that such amount is finally determined in accordance with Section 2.07(b), to an account designated in writing by the Seller; provided, however, that, at Seller’s written direction, Buyer may remit all or any portion of such payment directly to Shareholder or an account designated by Shareholder as an administrative convenience, and any such payment shall be deemed made to Seller and shall satisfy Buyer’s payment obligation with respect thereto.

(e) Second Earnout Consideration.

(i) Subject to the terms and conditions set forth in this Section 2.07, if Year 2 Gross Profit of the Buyer is equal to or greater than Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000.00), then Seller shall earn earnout consideration (“Second Earnout Consideration”) equal to the following amounts based on the amount of Year 2 Gross Profit of the Buyer, as listed below:

(A) If Year 2 Gross Profit is less than $3,006,000.00, the Second Earnout Consideration shall be Zero and 00/100 Dollars ($0.00);

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(B) If Year 2 Gross Profit is greater than or equal to $3,006,000.00 and less than or equal to $3,240,000.00, the Second Earnout Consideration shall be One Hundred Sixty-Six Thousand Six Hundred Seven and 00/100 Dollars ($166,667.00);

(C) If Year 2 Gross Profit is greater than $3,240,000.00 and less than or equal to $3,600,000.00, the Second Earnout Consideration shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00);

(D) If Year 2 Gross Profit is greater than $3,600,000.00 and less than or equal to $3,780,000.00, the Second Earnout Consideration shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33);

(E) If Year 2 Gross Profit is greater than $3,780,000.00 and less than or equal to $3,960,000.00, the Second Earnout Consideration shall be Four Hundred Sixteen Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($416,667.00);

(F) If Year 2 Gross Profit is greater than $3,960,000.00 and less than or equal to $4,140,000.00, the Second Earnout Consideration shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); or

(G) If Year 2 Gross Profit is greater than $4,140,000.00, the Second Earnout Consideration shall be Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00).

(ii) Notwithstanding anything to the contrary herein, in no event shall the Second Earnout Consideration exceed Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00). Further notwithstanding anything to the contrary herein, no portion of the Second Earnout Consideration shall be earned if the Year 2 Gross Profit of the Buyer is less than Four Million One Hundred Forty Thousand and 00/100 Dollars ($4,140,000.00).

(f) Payment of Second Earnout Consideration. If any portion of the Second Earnout Consideration is earned under this Agreement, then the Buyer shall make payment to the Seller of such amount in the form of a cash payment within sixty (60) days of the date that such amount is finally determined in accordance with Section 2.07(b), to an account designated in writing by the Seller; provided, however, that, at Seller’s written direction, Buyer may remit all or any portion of such payment directly to Shareholder or an account designated by Shareholder as an administrative convenience, and any such payment shall be deemed made to Seller and shall satisfy Buyer’s payment obligation with respect thereto.

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(g) Third Earnout Consideration.

(i) Subject to the terms and conditions set forth in this Section 2.07, if Year 3 Gross Profit of the Buyer is equal to or greater than Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00), then Seller shall earn earnout consideration (“Third Earnout Consideration” and collectively with the First Earnout Consideration and Second Earnout Consideration, the “Earnout Consideration”) equal to the following amounts based on the amount of Year 3 Gross Profit of the Buyer, as listed below:

(A) If Year 3 Gross Profit is less than $3,570,000.00, the Third Earnout Consideration shall be Zero and 00/100 Dollars ($0.00);

(B) If Year 3 Gross Profit is greater than or equal to $3,570,000.00 and less than or equal to $3,780,000.00, the Third Earnout Consideration shall be One Hundred Sixty-Six Thousand Six Hundred Seven and 00/100 Dollars ($166,667.00);

(C) If Year 3 Gross Profit is greater than $3,780,000.00 and less than or equal to $4,200,000.00, the Third Earnout Consideration shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00);

(D) If Year 3 Gross Profit is greater than $4,200,000.00 and less than or equal to $4,410,000.00, the Third Earnout Consideration shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($333,333.33);

(E) If Year 3 Gross Profit is greater than $4,410,000.00 and less than or equal to $4,620,000.00, the Third Earnout Consideration shall be Four Hundred Sixteen Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($416,667.00);

(F) If Year 3 Gross Profit is greater than $4,620,000.00 and less than or equal to $4,830,000.00, the Third Earnout Consideration shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); or

(G) If Year 3 Gross Profit is greater than $4,830,000.00, the Third Earnout Consideration shall be Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00).

(ii) Notwithstanding anything to the contrary herein, in no event shall the Third Earnout Consideration exceed Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($583,333.00). Further notwithstanding anything to the contrary herein, no portion of the Third Earnout Consideration shall be earned if the Year 3 Gross Profit of the Buyer is less than Four Million Eight Hundred Thirty Thousand and 00/100 Dollars ($4,830,000.00).

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(h) Payment of Third Earnout Consideration. If any portion of the Third Earnout Consideration is earned under this Agreement, then the Buyer shall make payment to the Seller of such amount in the form of a cash payment within sixty (60) days of the date that such amount is finally determined in accordance with Section 2.07(b), to an account designated in writing by the Seller; provided, however, that, at Seller’s written direction, Buyer may remit all or any portion of such payment directly to Shareholder or an account designated by Shareholder as an administrative convenience, and any such payment shall be deemed made to Seller and shall satisfy Buyer’s payment obligation with respect thereto.

(i) Termination of Employment. Notwithstanding anything to the contrary in this Agreement, in the event that the employment of Shareholder with the Buyer is terminated by the Buyer for Cause or if Shareholder resigns without Good Reason, in each case prior to the end of any Measuring Date, then any Earnout Consideration that has not been earned hereunder as of the date of such termination or resignation shall be forfeited, and the Buyer shall have no further obligation to pay any Earnout Consideration to Seller under this Section 2.07. Notwithstanding the foregoing, if Shareholder’s employment with the Buyer is terminated by Buyer without Cause or if Shareholder resigns for Good Reason, the Seller shall remain eligible to earn and receive any Earnout Consideration that is subsequently earned and becomes payable pursuant to this Section 2.07, notwithstanding such termination of employment. For the avoidance of doubt, this Section 2.07(i) shall not affect, cause the forfeiture of, or require the repayment of any Earnout Consideration paid prior to the date of termination of employment.

(j) Post-Closing Operations. During the period from and including the Closing Date until the Second Measuring Date, Buyer shall have sole and absolute discretion with regard to all matters relating to the operation of the business of the Buyer and neither Buyer, nor its officers, managers, members, employees, controlling persons or other representatives shall have any obligation to operate the Buyer specifically in order to achieve any threshold described in this Section 2.07 and any failure of any such Person to do so shall not constitute a breach of this Agreement; provided, that, without the express written consent of Seller, the Buyer shall not take any action for the purpose of avoiding or reducing the amount of any Earnout Consideration, provided, further, that Buyer shall not be deemed to be in breach of this Section 2.07 by reason of taking good faith actions for one or more business reasons that may have a consequence of reducing any Earnout Consideration.

(k) Subject to Setoff. Notwithstanding anything herein to the contrary, in the event that any Earnout Consideration becomes payable hereunder at a time when there is a claim for indemnification pending against the Seller pursuant to ARTICLE VI, the provisions of Section 6.06 shall apply to any setoff claimed against such Earnout Consideration.

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Section 2.08 Allocation of Purchase Price. Seller Parties and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. The Allocation Schedule shall be binding upon the Buyer and the Seller, and neither the Buyer nor the Seller shall file (or permit the filing of) any Tax Return, or take a position (or permit a position to be taken) with a Governmental Authority, that is inconsistent with the Allocation Schedule unless otherwise required by a final “determination” within the meaning of Code Section 1313. Any adjustments made to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09 Third Party Consents; Non-Assignable Contracts. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.01(e) (in respect of Section 3.02(a)(xiii)) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 12:01 A.M., E.S.T. time, on the day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller Parties and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

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Section 3.02 Closing Deliverables.

(a) At the Closing, Seller Parties shall deliver to Buyer the following:

(i) The Closing Statement;

(ii) The Working Capital Statement;

(iii) a bill of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Inventory, WIP and other Tangible Personal Property included in the Purchased Assets to Buyer;

(iv) an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(v) an employment agreement in the form of Exhibit E-1 hereto (the “Shareholder Employment Agreement”), duly executed by the Shareholder, and an employment agreement in the form of Exhibit E-2 hereto (the “Deborah Employment Agreement” and, together with the Shareholder Employment Agreement, the “Employment Agreements”), duly executed by Deborah Bohler;

(vi) an assignment of the Lease Agreement for the Leased Real Property in the form of Exhibit F hereto (the “Lease Assignment”), duly executed by the Seller and the Landlord;

(vii) an estoppel certificate, in form and substances satisfactory to the Buyer and Landlord, duly executed by the Seller and the Landlord;

(viii) a certificate of an officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholder of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix) the Payoff Letters from the holders of the Seller’s Indebtedness, including evidence of the release by the holders of such Indebtedness of all liens and Encumbrances related to Seller or the Purchased Assets;

(x) the Seller Closing Certificate;

(xi) title certificates for any vehicles transferred as Tangible Personal Property;

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(xii) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(xiii) All Encumbrances relating to the Purchased Assets shall have been released in full, and Seller Parties shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances;

(xiv) A good standing certificate of the Seller, dated within ten (10) days of the Closing Date; and

(xv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller Parties the following:

(i) The payments set forth in Section 2.05(b);

(ii) the Assignment Agreement duly executed by Buyer;

(iii) the Employment Agreements, duly executed by Buyer;

(iv) the Lease Assignment, duly executed by Buyer;

(v) a certificate of an officer or manager of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholder of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(vi) the Buyer Closing Certificate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and Shareholder, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

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Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller Parties. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against such Seller Party in accordance with its terms. When each Ancillary Document to which Seller or Shareholder is or will be a party has been duly executed and delivered by Seller or Shareholder (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms. Shareholder has full legal capacity to enter into this Agreement and the Ancillary Documents to which Shareholder is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller Parties, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller Party is a party or by which Seller Party or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04 Financial Statements. Complete copies of the reviewed financial statements consisting of the balance sheet of the Business as at December 31st in each of the years 2024 and 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (“Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of March 31, 2026 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three (3) month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with Seller’s QuickBooks® accounting system and practices, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to (a) other normal and recurring year-end adjustments (the effect of which will not be materially adverse) and (b) the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the Books and Records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of March 31, 2026, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to have a Material Adverse Effect.

Section 4.07 Assigned Contracts. Each Assigned Contract is (or will be at the Closing) valid and binding on the respective party thereto in accordance with its terms and is in full force and effect. Neither the Seller nor any other party to such Assigned Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract, or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract. No party to any Assigned Contract has prepaid for any services or products to be delivered under such Assigned Contract.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except as set forth on Section 4.08 of the Disclosure Schedules.

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Section 4.09 Condition and Sufficiency of Assets. Except as set for on Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property.

(a) There is no real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted. The Leased Real Property is the only real property leased by Seller that is necessary for the conduct of the Business as currently conducted, and a true and complete copy of the Lease Agreement has been delivered to Buyer. With respect to the Lease Agreement: (i) such Lease Agreement is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property: (ii) Seller is not in breach or default under such Lease Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease Agreement; (iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Lease Agreement and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Lease Agreement has exercised any termination rights with respect thereto; (iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Leased Real Property.

(b) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

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Section 4.11 Intellectual Property.

(a) There is no registered Intellectual Property owned by Seller or used in connection with the Business. Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all unregistered Trademarks included in the Intellectual Property Assets; (ii) all proprietary Software included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used in the conduct of the Business as currently conducted.

(b) Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor: (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; and (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property. Seller has provided Buyer with true and complete copies of all such Contracts.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(d) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(e) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

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(f) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller, and consistent with historical levels. Within the twelve (12) months period prior to Closing, none of the Seller Parties have taken any action outside the ordinary course of business with respect to the Inventory of the Seller, or with respect to the engaging its customers (or failing to engage with customers) on new Projects, including any actions which would cause the quantities of Inventory to deviate from historical levels.

Section 4.13 Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules contains a true, correct and complete list of the top ten (10) customers of the Business by Dollar volume during each of the two (2) preceding calendar years ending December 31, 2024, and December 31, 2025 (collectively, the “Top Customers”) and identifying the total revenues attributable to each such Top Customer during such period. None of the Top Customers has notified the Seller in writing that it has cancelled, terminated or modified its relationship with the Seller or that it intends to cancel, terminate or modify its relationship with the Seller or, to the extent such Top Customer is a recurring customer of Seller or has an active Project with Seller, materially decrease its business with the Seller. To the Seller’s Knowledge, following consummation of the transactions contemplated by this Agreement, none of the Top Customers, to the extent such Top Customer is a recurring customer of Seller, is likely to cease, modify or materially decrease its business or otherwise modify its relationship with the Seller.

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(b) Section 4.13(b) of the Disclosure Schedules contains a true, correct and complete list of the top ten (10) suppliers of the Seller’s Business, by Dollar volume during each of the two (2) preceding calendar years ending December 31, 2024 and December 31, 2025 (collectively, the “Top Suppliers”) and identifying the total payments attributable to each such Top Supplier during such period. None of the Top Suppliers has notified the Seller in writing that it has cancelled, terminated or modified its relationship with the Seller or that it intends to cancel, terminate or modify its relationship with the Seller, to the extent such Top Supplier is a recurring supplier of Seller or has an active Project with the Seller, materially decrease its business with the Seller. To the Seller’s Knowledge, following consummation of the transactions contemplated by this Agreement, none of the Top Suppliers, to the extent such Top Supplier is a recurring supplier of the Seller, is likely to cease modify or materially decrease its business or otherwise modify its relationship with the Seller.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, or the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business, or the Purchased Assets, a list of all pending claims and the claims history for Seller for the past three (3) years. There are no claims related to the Business, or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders. There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

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Section 4.16 Compliance With Laws; Permits. Seller has complied, in all material respects, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16 of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16 of the Disclosure Schedules.

Section 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than eighty percent (80%). All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(e) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

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(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans on the Closing Date would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.18 Employment Matters.

(a) Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the Closing Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the Closing Date will have been paid in full.

(b) Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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Section 4.19 Taxes.

(a) All Tax Returns required to be filed by Seller or with respect to the Business for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct, to Seller’s Knowledge, in all respects and prepared in accordance with applicable law. All Taxes due and owing with respect to the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) To Seller’s Knowledge, Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All deficiencies asserted, or assessments made, against or with respect to Seller as a result of any examinations by any taxing authority have been fully paid. Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority. Seller has not received any notice of a claim by a taxing authority in a jurisdiction where Seller has not filed a Tax Return that the Seller is or may be subject to taxation by that jurisdiction.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable). Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(e) The Shareholders do not expect any taxing authority to assess additional Taxes for any period for which Tax Returns have been filed. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Seller is not a party to any Tax allocation or sharing agreement. The Seller has not (A) been a member of an affiliate group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise. To Seller’s Knowledge, the Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (iii) intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i). The Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361. The Seller is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Regulations Section 1.6011- 4(b). The Seller is and has always been a validly electing S corporation under Code Section 1361 since its formation date.

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Section 4.20 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after billing.

Section 4.21 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any:

(i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There are no Permits, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law that are held by Seller in connection with the Business.

(b) None of the Business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law by Seller.

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(d) There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets. There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(e) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law. Seller has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(f) To Seller’s Knowledge, as of the Closing Date, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.22 Brokers. Except as set forth on Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or Shareholder.

Section 4.23 Warranties. Section 4.23 of the Disclosure Schedules sets forth the standard forms of product and service warranties and guaranties used by Seller. Except as set forth on Section 4.23 of the Disclosure Schedules, no oral or written product or service warranties or guaranties have been made by Seller. Except as set forth on Section 4.23 of the Disclosure Schedules, no product or service warranty claims have been made against Seller. No person or party (including Governmental Authorities) has any valid Action, or any valid basis for any Action against Seller for any such product or service warranty or similar liability or under any Law relating to unfair competition, false guarantees, specification, manuals, brochures or other advertising materials, and no such Action is pending or, to Seller’s Knowledge, threatened against Seller.

Section 4.24 Full Disclosure. No representation or warranty by a Seller Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller Parties that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Legal Proceedings; Governmental Orders. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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Section 5.05 Compliance With Laws. Buyer has complied, and is now complying, with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Parties shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

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Section 6.02 Access to Information. From the date hereof until the Closing, Seller Parties shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a) Seller Parties shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.

(b) Seller Parties shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date (“Pre-Closing Employee Obligations”); provided, however, Seller Parties shall not be obligated to pay the portion of the Pre-Closing Employee Obligations attributable to accrued and unused vacation, paid time off, or other similar amounts that are accrued through the Closing Date and reflected in the Employee Benefit Credit (“Accrued Employee Vacation”), so long as the Employee Benefit Credit is credited to the Buyer at the Closing.

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(c) Seller Parties shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business, which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.06 Confidentiality. From and after the Closing, each of Seller and Shareholder, shall, and shall cause each of its respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller or Shareholder can show that such information (a) is generally available to and known by the public through no fault of such Seller or Shareholder, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller or Shareholder, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or Shareholder or any of its respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor Shareholder, and none of them shall permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (A) Seller or Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, and (B) the Seller and the Shareholder shall be permitted to provide design consulting services to clients and customers of the Business.

(b) During the Restricted Period, neither Seller nor Shareholder shall, and none of them shall permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller, Shareholder, or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each of Seller and Shareholder hereby acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each of Seller and Shareholder acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.08 Books and Records.

(a) For a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall (i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to all such books and records of Seller retained by Seller.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (the “Transfer Taxes”) shall be borne and paid by Seller Parties when due. Seller Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Notwithstanding the foregoing, all sales tax due on the transfer of titled vehicles as part of the Purchased Assets under this Agreement, shall be paid by Buyer and shall, therefore, not be included in the term Transfer Taxes as used in this Agreement.

Section 6.11 Change of Name; Permitted Use. On the Closing Date, or within ten (10) days of the date thereof, neither Seller Parties, nor any of their Affiliates will use the name “Plant Engineering Services” or any similar variant thereof, and the Seller Parties will take all necessary steps to permit Buyer to use this name, including filing a name change amendment with the requisite Governmental Authority or Office of the Secretary of State. Use of such names shall be exclusive to the rights of Buyer.

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Section 6.12 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in ARTICLE VIIError! Bookmark not defined. hereof.

Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.21, and Section 4.22, the representations and warranties of Seller Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03, and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Seller shall have delivered to Buyer all documents and deliveries set forth in Section 3.02(a).

(f) Seller shall have afforded Buyer the opportunity to meet with certain key employees identified by the Buyer no later than one (1) week prior to the Closing Date.

(g) Buyer shall have received proof, in form and substance reasonably satisfactory to the Buyer that the Pre-Closing Employee Obligations other than the Accrued Employee Vacation have been paid in full on or before Closing.

(h) Buyer shall have received proof, in form and substance reasonably satisfactory to the Buyer that all employees of the Seller have been terminated as of the Closing Date.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied (the “Seller Closing Certificate”).

Section 7.02 Conditions to Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

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(c) Buyer shall have delivered to Seller all documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.21, and Section 4.22, Section 5.01, Section 5.02, Section 5.03, and Section 5.04 shall survive indefinitely, and (ii) Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller and Shareholder, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller Parties contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Parties pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller Parties pursuant to this Agreement;

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(c) any Excluded Asset or any Liability of Seller or a Shareholder other than Assumed Liabilities;

(d) any Closing Date Indebtedness or Transaction Fees and Expense to the extent not identified and paid at Closing;

(e) any (A) Taxes of the Seller Parties for a Pre-Closing Tax Period; (B) Taxes imposed on the Seller Parties as a result of being a member of any consolidated, combined or unitary group on or prior to the Closing Date; (C) any Taxes of any Person imposed on the Seller Parties as a transferee or successor, by contract or otherwise, which Taxes relate to a transaction or event occurring prior to the Closing; (D) all Transfer Taxes; and (E) any liability of the Buyer arising under any bulk sales, bulk transfer, successor liability or similar Law as a result of the transactions contemplated by this Agreement and the Ancillary Documents;

(f) any products (or components thereof) or services performed, provided by or on behalf of the Seller during any pre-Closing period and any claim as a result of a warranty on a completed contract that arose during any pre-Closing period; provided that indemnity pursuant to this subsection (f) is limited to Losses resulting from an actual determination of liability, and shall not include costs of litigation or attorneys’ fees with respect to third party claims where no actual product or services related liability is determined to exist; or

(g) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller Parties or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Seller Parties and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liabilities.

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Section 8.04 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.05 Payments; Rights of Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.

(b) A Buyer Indemnitee shall be entitled to (but shall not be required to), in its sole discretion, in addition to all other remedies they may have, recover some or all of such amount by, upon written notice to the Indemnifying Party, setting off such amount against any amounts then due and payable by the Buyer or any of its Affiliates (including the Seller): (i) against all or any portion of the Earnout Consideration, or (ii) to any Seller Party or any of their respective Affiliates under this Agreement or any Ancillary Document or any other agreement with such Seller Party or any of their respective Affiliates. In each case, the exercise of such right to cancel or set off set forth in this Section 8.05 shall not constitute a breach of any Indemnified Party’s obligations under this Agreement, any Ancillary Document or any other agreement with such Seller Party, and the exercise or failure to exercise such right to cancel or set off shall not constitute an election of remedies or limit any Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to such Indemnified Party.

(c) In the event that any claim shall have been properly asserted by Buyer in accordance with this Agreement on or prior to the payment date of any portion of the Earnout Consideration, and remains pending on the payment date for such portion of the Earnout Consideration (any such claim, a “Pending Claim”), (i) the amounts payable to the Seller for the Earnout Consideration shall be the amount owed, minus up to the aggregate amount of such Pending Claim (the amount of such Pending Claim, the “Withheld Amount”), and (ii) the Withheld Amount shall be held back by the Buyer, only to be released by the Buyer in accordance herewith, promptly upon final resolution of such Pending Claim in accordance with Section 8.05(a) of this Agreement (“Pending Claim Resolution”). If the Pending Claim Resolution is determined in favor of the Buyer and the amount of the corresponding Loss is equal to or in excess of the Pending Claim, in addition to such other remedies granted hereunder, the Buyer shall retain the Withheld Amount in full. If the Pending Claim Resolution is determined only in part in favor of the Buyer and the amount of the corresponding Loss is less than the amount of the Pending Claim, in additional to such other remedies granted hereunder, the Buyer shall retain such portion of the Withheld Amount equal to the Loss, and shall promptly pay to the Seller the portion of the Withheld Amount in excess of the Loss. If the Pending Claim Resolution is determined in favor of the Seller, the Buyer shall promptly pay to the Seller the Withheld Amount in full.

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Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller Parties and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by either of the Seller Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller Parties within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 15, 2026 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Seller by written notice to Buyer if:

(i) Neither of the Seller Parties are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of either of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Buyer or Seller Parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 9.01(a) or 9.01(d), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.02(d).

(b) In the event of the valid termination of this Agreement pursuant to Section 9.01(b), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.02(d).

(c) In the event of the valid termination of this Agreement pursuant to Section 9.01(c), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.02(d) and this Section 9.02(c).

(d) Notwithstanding the foregoing, in the event of the termination of this Agreement under this ARTICLE IX, (i) a party may still be liable to the extent provided under this ARTICLE IX, and under Section 6.06 and ARTICLE X hereof, and (ii) nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or Shareholders:	Mark Bohler
Plant Engineering Services, Inc
2860 NE 14th St Causeway
Unit 309B
Pompano Beach, Florida 33062
E-mail: mark@planteng.com

with a copy to:	Paul O. Sauerteig, Esq.
Snow & Sauerteig LLP
203 E Berry St Ste 1100
Fort Wayne IN 46802
E-mail: paul@snowsauerteig.com

If to Buyer:	AIS Engineering Incorporated
c/o Cemtrex, Inc.
276 Greenpoint Ave, Ste 209
Brooklyn, NY 11222
E-mail: sgovil@cemtrex.com
Attention: Saagar Govil, CEO

with a copy to:	Woods Oviatt Gilman LLP
1900 Bausch & Lomb Place
Rochester, New York 14604
E-mail: ssuozzi@woodsoviatt.com
Attention: Steven A. Suozzi, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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Section 10.11 Arbitration.

(a) Any controversy, claim or dispute arising out of or relating to any provision of this Agreement or the arbitrability of any such controversy, claim or dispute (collectively, a “Dispute”) as to which a Party otherwise would have the right to pursue litigation will be resolved as provided for in this Section 10.11 which shall be the sole and exclusive procedures for the resolution of any dispute except as otherwise specifically provided in this Agreement.

(b) This Section 10.11 shall survive termination of this Agreement. The Parties intend that the provisions hereunder shall encompass any other statutory and common law rights, obligation or duties, whether or not specifically referred to herein, of a similar or dissimilar nature, which are or may be granted to any Party hereto, by the laws of any state or country in which any Party resides.

(c) Non-Binding Mediation. If any Party has a Dispute with any other Party, then the Dispute must first be submitted to non-binding mediation in accordance with procedures agreed upon by the Parties. If the Dispute is not resolved through mediation within forty-five (45) days of the initial request for mediation or within a time frame mutually agreed upon by the Parties, such Dispute will be settled by binding arbitration under the procedures set forth in this Section 10.11.

(d) Arbitration Notice and Response. Any Dispute may be submitted to arbitration by notifying the other Party (or Parties, as the case may be) hereto in writing of the submission of such Dispute to arbitration (the “Arbitration Notice”). The Party delivering the Arbitration Notice shall specify therein, to the fullest extent then possible, its version of the facts surrounding the dispute and the amount of any damages and/or the nature of any injunctive or other relief such Party claims. The Party (or Parties, as the case may be) receiving such Arbitration Notice may, but shall not be required to, respond within thirty (30) days after receipt thereof in writing (the “Arbitration Response”), stating its version of the facts to the fullest extent then possible and the amount of any damages and/or the nature of any injunctive or other relief such Party claims. If the receiving Party does not timely provide an Arbitration Response, such failure shall be deemed a denial of the claims asserted in the Arbitration Notice and shall not delay, toll, or otherwise affect the commencement or continuation of the arbitration proceedings. The Parties shall then endeavor, in good faith, to resolve the dispute outlined in the Arbitration Notice and any Arbitration Response (if provided). In the event the Parties are unable to resolve such dispute within thirty (30) days after receipt of the Arbitration Response (or, if no Arbitration Response is provided, within thirty (30) days after receipt of the Arbitration Notice), the Parties shall submit the Dispute to binding arbitration in accordance with the procedure outlined in Section 10.11(e)-(f) below.

(e) Arbitration shall be the exclusive remedy for any Dispute. Any Party may apply to the Exclusive Venue (as defined in Section 10.11(g) below) for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. Any award issued by the Arbitrators pursuant to these provisions may be entered and enforced in the Exclusive Venue and any other appropriate jurisdiction.

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(f) Arbitration Procedure.

(i) “JAMS” means the alternative dispute resolution organization commonly known as “JAMS” with a website of www.jamsadr.com.

(ii) Within ten (10) days after expiration of the time period set forth in Section 10.11(d) above, the Parties shall attempt to designate a mutually agreed upon panel of three (3) arbitrators (the “Arbitrators”). If the Parties are unable to agree on any or all of the Arbitrators, then any Party may apply to the JAMS for designation of any or all of the Arbitrators.

(iii) Except as set forth herein, the Arbitrators shall apply the JAMS Streamlined Arbitration Rules (the “Rules”) for the conduct of the arbitration. All proceedings conducted shall be deemed private and confidential and neither the fact that such proceedings are taking place nor the content of such proceeding, nor any settlement or award thereunder shall be disclosed, unless required by legal process, to the public or any third person or entity (other than the other Parties) by the Arbitrators or the Parties to the arbitration. The Parties agree that it would be in the best mutual joint interest of the Parties that the arbitration proceedings and hearings shall be held in Indianapolis, Indiana (unless otherwise agreed by the Parties). The rules of civil procedure and evidence normally applicable in judicial proceedings shall not apply.

(iv) The Arbitrators shall conduct the arbitration as expeditiously as possible and issue a decision not later than one hundred twenty (120) days after the Arbitrators have been designated.

(v) In the event that the Dispute concerns money damages only, the Parties agree that they shall use the Final Offer Arbitration Option offered under the Rules (Rule 33 as of the Closing Date) for resolving the Dispute.

(vi) The Arbitrators shall render such award as is proper under the evidence applying the applicable substantive Laws of the State of Delaware notwithstanding that a Party to a Dispute may be a resident of another state. The Parties acknowledge that they are entitled to apply for and receive equitable relief from the Arbitrators including, without limitation, injunctions and orders of specific performance. No remedy awarded by the Arbitrators is exclusive of any other remedy. The Arbitrators shall issue a brief written opinion containing a statement of the grounds for the award and the method of determining any damages awarded. The award of the Arbitrators shall be final and binding on all Parties and may be entered as a judgment, under seal, and enforced in the appropriate jurisdiction. The fees and expenses of the Arbitrators shall be borne by the substantially losing Party. Furthermore, the substantially prevailing Party shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the arbitration, including reasonable attorneys’ fees and expenses and costs.

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(g) If any court or tribunal of competent jurisdiction shall refuse to enforce this Section 10.11 or determine that a matter is not a Dispute, then, and only then, shall these alternative provisions of this Section 10.11(g) be applicable. The Parties agree that it would be in the best mutual joint interest of the Parties that, in such event, venue for litigation shall be held exclusively in the state and federal courts located in the State of Indiana (the “Exclusive Venue”). The Parties agree not to institute any litigation except in the Exclusive Venue and further agree that specific enforcement of this covenant with respect to Exclusive Venue may be awarded to the parties by means of all available legal or equitable remedies, including, without limitation, a temporary restraining order. The Parties hereby submit to the personal jurisdiction of the Exclusive Venue, waive any defense of inconvenient forum to the maintenance of any action or proceeding to be brought, and waive any requirement for setting or posting bond for a temporary restraining order. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.02, above. Nothing in this Section 10.11 shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. The Parties hereby waive any right they may have to a jury trial in any litigation brought in accordance with this Agreement. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

PLANT ENGINEERING SERVICES, INC.

By:	/s/ Mark Bohler
Name:	Mark Bohler
Title:	President

SHAREHOLDER:

/s/ Mark Bohler
Mark Bohler

BUYER:

AIS ENGINEERING INCORPORATED

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

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